Free Writing Prospectus pursuant to Rule 433 dated October 1, 2024

Registration Statement No. 333-269296

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 7, 2027

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Hypothetical Payout Profile*

150%
100%
50%
0%
-50%
-85%
-100%
Note Return
Call Date (Call Premium: 16.00%)
25% Buffer
Hypothetical Maturity Payment Amount
Underlier
Call Date Payment Amount
-100%
-50%
-25%
0%
50%
100%
Hypothetical Percentage Change of Underlier

* assumes a call premium of 16.00% of the face amount.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the underlier on the call date significantly exceeds the starting price. If the securities are automatically called, you will not have the opportunity to participate in any appreciation of the underlier at the upside participation rate.

If the securities are not automatically called and the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the underlier and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated September 27, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated September 30, 2024
●
WFS product supplement no. 3 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measure:	the KraneShares CSI China Internet ETF (the “underlier”)
Fund underlying index	with respect to the KraneShares CSI China Internet ETF, the index tracked by such underlier
Pricing date:	expected to be October 4, 2024
Issue date:	expected to be October 9, 2024
Calculation day:	expected to be October 4, 2027
Stated maturity date:	expected to be October 7, 2027
Starting price:	the fund closing price of the underlier on the pricing date
Ending price:	the fund closing price of the underlier on the calculation day
Underlier return:	ending price – starting price starting price
Upside participation rate:	150.00%
Threshold price:	75% of the starting price
Threshold amount:	25%
Call date:	expected to be October 9, 2025
Call premium:	at least 16.00% of the face amount (at least $160.00 per security)
Call settlement date:	three business days after the call date
Automatic call:

if the fund closing price of the underlier on the call date is greater than or equal to the starting price, the securities will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price is greater than the starting price: $1,000 plus:

$1,000 × underlier return × upside participation rate;

•
if the ending price is less than or equal to the starting price but greater than or equal to the threshold price: $1,000; or
•
if the ending price is less than the threshold price:

$1,000 + ($1,000 × underlier return)

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058FEB5
Tax consequences	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Fund Closing Price of the Underlier at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Level of the Underlier
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks.
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Fund Underlying Index Could Affect the Amount Payable on Your Securities and Their Market Value

▪
There Is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlier and Its Fund Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Fund Underlying Index
▪
The Underlier’s Assets Are Expected To Be Concentrated in a Sector or Group of Sectors to the Extent that Its Fund Underlying Index Concentrates in a Particular Sector or Group of Sectors
▪
The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities
▪
Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Securities Will Not

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.